Exhibit 99.1

           Volt Information Sciences Reports Fourth Quarter
                       and Fiscal Year Results

    NEW YORK--(BUSINESS WIRE)--Jan. 9, 2007--Volt Information
Sciences, Inc. (NYSE: VOL) today reported financial results for the Company's fourth quarter and fiscal year ended October 29, 2006.

    Volt will conduct a conference call webcast at 10:00 A.M. (EST) today to discuss fourth quarter and fiscal year results. The conference call dial-in number is 1-800-857-6028 (domestic) or 1-210-234-0013 (international), passcode: Fourth Quarter. The conference call will be broadcast live over the Internet and can be accessed for the next 30 days at http://www.volt.com/investor/press_release.cfm.

    Attached is a summary of the Company's results of operations and the notes thereto. The notes are an integral part of the summary.

    FOURTH QUARTER - FISCAL 2006 RESULTS

    For the fourth quarter of fiscal 2006 ended October 29, 2006, the Company reported net income of $13.6 million, or $0.86 per share, compared to $8.4 million, or $0.54 per share, in the fiscal 2005 fourth quarter, an increase of 62%. Net sales for the 2006 quarter increased by 3% to $610.2 million, compared to $590.2 million in last year's comparable quarter. Income before minority interest and income taxes increased by $4.3 million, or 25%, compared to the 2005 comparable quarter. The minority interest was repurchased from Nortel Networks, Inc. on December 29, 2005.

    FISCAL YEAR 2006 RESULTS

    For the twelve months of fiscal 2006, the Company reported net income of $30.7 million, or $1.97 per share, compared to net income of $17.0 million, or $1.11 per share, in the comparable fiscal 2005 period, an increase of 80%. Net sales for the twelve months of fiscal 2006 increased by 7% to $2.3 billion, compared to $2.2 billion last year. Income before minority interest and income taxes was $51.6 million in the fiscal year 2006 compared to $36.3 million last year, an increase of 42%.

    Commenting on the results for the fourth quarter and year, Mr. Steven A. Shaw, President and CEO of Volt, stated "Staffing Services continued to be the main force behind our improved fourth quarter and full fiscal year results. Strong demand in our IT and Engineering markets, tight control of workers' compensation and unemployment costs, and solid execution of our business plan to focus on higher margin clients and services were the primary drivers for the improved results. In addition to our Staffing Services segment, the Directory Services and Computer Systems segments continue to be major contributors to the bottom line. We are pleased with both our results and corporate initiatives and are confident that our capable employees and broad array of workforce, technology, and telecommunications solutions will provide us with the opportunity and ability to continue to grow our Company."

    STAFFING SERVICES

    The $34.7 million, or 7%, increase in sales in the fourth quarter of fiscal 2006 from the comparable fiscal 2005 period was due to a 12% increase in the Technical Placement division partially offset by a 1% decrease in the Administrative and Industrial division. The increase in operating profit of $8.7 million was due to the increase in sales, an increase in gross margin percentage, primarily due to an increase in high-margin direct placement business, reduced workers' compensation and payroll tax costs, and a decrease in overhead costs as a percentage of sales. The segment has been working closely with customers to better manage worker's compensation costs which are approximately $1.4 million below last year's run rate for the quarter. The most significant aspect of the reduction in overhead costs as a percentage of sales was a reduction of approximately $4.2 million in general insurance costs as a result of retrospective adjustments related to the division's positive claim experience.

    COMPUTER SYSTEMS

    The Computer Systems segment's sales increase of $3.0 million, or 7%, in the fourth quarter of fiscal 2006 over the comparable 2005 period was primarily due to increases of $5.5 million in new business as a result of the segment's acquisition of Varetis Solutions in December 2005 and an increase in the Maintech division's IT maintenance sales of $0.9 million partially offset by decreases in the segment's other divisions. The decrease in operating profit of $4.4 million was due to decreased gross margins, increases in overhead necessary to support the sales increase and additional amortization of intangible assets.

    TELEPHONE DIRECTORY

    The Telephone Directory segment's sales decrease of $0.4 million, or 2%, for the fourth quarter of fiscal 2006 from the comparable 2005 period resulted from decreases of $0.6 million, or 3%, in publishing sales due to the timing of delivery of telephone directories. The segment's operating profit increased by $0.6 million, or 13%, primarily due to increased gross margins.

    TELECOMMUNICATIONS SERVICES

    The Telecommunications Services segment's sales decrease of $16.1 million, or 36%, in the fourth quarter of fiscal 2006 over the comparable 2005 period was due to decreases of $14.5 million in the Construction and Engineering division and $1.6 million in the Network Enterprise Solutions division. The higher sales in the Construction and Engineering division in fiscal 2005 resulted from customer acceptance of several large construction jobs in that year. The segment sustained a loss of $1.7 million in the 2006 fourth quarter compared to an operating profit of $0.8 million in the prior year due to the decreased sales and higher overhead as a percentage of sales.

    GENERAL CORPORATE EXPENSES

    The decrease in General Corporate expenses compared to the 2005 quarter was related to higher professional fees and costs related to the first year compliance with the Sarbanes-Oxley Act in the 2005 quarter.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents, excluding restricted cash, was $38.5 million at the end of the quarter. At October 29, 2006, the Company had sold a participating interest in accounts receivable of $110.0 million under its securitization program and had the ability to finance an additional $90.0 million under the facility.

    In addition, the Company may borrow under a $40.0 million revolving secured credit facility. The facility requires the maintenance of certain accounts receivable balances in excess of borrowings and terminates in April 2008 unless extended.

    Effective December 19, 2006, the Company's wholly owned subsidiary, Volt Delta Resources ("Delta") entered into a stand-alone three year $70.0 million secured, syndicated, revolving credit agreement ("Delta Credit Facility") with Wells Fargo,N.A. as the administrative agent and arranger, and as a lender thereunder. Wells Fargo and the other three lenders under the Delta Credit Facility, Lloyd TSB Bank Plc, Bank of America, N.A and JPMorgan Chase also participate in the Company's $40.0 million revolving credit facility. Neither the Company nor Delta guarantee each other's facility but certain subsidiaries of both are guarantors of their respective parent companies. Under the Delta Credit Facility, Delta is required to pay down approximately $38.0 million in intercompany debt owed to the Company within 30 days of closing.

    Volt Information Sciences, Inc. is a leading national provider of Staffing Services and Telecommunications and Information Solutions with a Fortune 100 customer base. Operating through a network of over 300 Volt Services Group branch offices, the Staffing Services segment fulfills IT and other technical, commercial and industrial placement requirements of its customers, on both a temporary and permanent basis. The Telecommunications and Information Solutions businesses, which include the Telecommunications Services, Computer Systems and Telephone Directory segments, provide complete telephone directory production and directory publishing; a full spectrum of telecommunications construction, installation and engineering services; and advanced information and operator services systems for telephone companies. For additional information, please visit Volt's web site at http://www.volt.com.

    This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and the rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission. Copies of the Company's latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 560 Lexington Avenue, New York, New York 10022, 212-704-2400, Attention:
Shareholder Relations. These and other SEC filings by the Company are also available to the public over the Internet at the SEC's website at http://www.sec.gov and at the Company's website at http://www.volt.com in the Investor Information section.



                   VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
                        SUMMARY OF OPERATIONS
                             (UNAUDITED)

                        FOURTH QUARTER ENDED      FISCAL YEAR ENDED
                       October 29, October 30, October 29, October 30,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
                        (Dollars in thousands, except per share data)

Net sales                $610,220    $590,224  $2,338,453  $2,177,619
                       =========== =========== =========== ===========

Income before minority
 interest and income
 taxes                     21,434      17,098     $51,569     $36,293
Minority interest --
 Note A                         -      (2,320)     (1,021)     (7,024)
                       ----------- ----------- ----------- -----------
Income before income
 taxes                     21,434      14,778      50,548      29,269
Income tax provision       (7,870)     (6,423)    (19,898)    (12,229)
                       ----------- ----------- ----------- -----------

Net income                $13,564      $8,355     $30,650     $17,040
                       =========== =========== =========== ===========


                                       Per Share Data
Basic
   Net income               $0.87       $0.54       $1.98       $1.11
                       =========== =========== =========== ===========


Diluted:
   Net income               $0.86       $0.54       $1.97       $1.11
                       =========== =========== =========== ===========


Weighted average number
 of shares outstanding
 - basic               15,605,948  15,338,956  15,484,600  15,320,305
                       =========== =========== =========== ===========

Weighted average number
 of shares outstanding
 - diluted             15,736,770  15,387,689  15,591,825  15,416,968
                       =========== =========== =========== ===========

                            (Notes Follow)




                   VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
             SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                             (UNAUDITED)

                        FOURTH QUARTER ENDED      FISCAL YEAR ENDED
                       October 29, October 30, October 29, October 30,
                          2006        2005        2006        2005
                       ----------- ----------- ----------- -----------
Net Sales:                         (Dollars in thousands)
-----------------------
Staffing Services --
 Note B
  Traditional Staffing   $500,583    $468,771  $1,915,649  $1,765,838
  Managed Services        302,500     269,063   1,109,315   1,157,168
                       ----------- ----------- ----------- -----------
  Total Gross Sales       803,083     737,834   3,024,964   2,923,006
  Less: Non-Recourse
   Managed Services      (289,988)   (259,406) (1,052,682) (1,121,196)
                       ----------- ----------- ----------- -----------
  Net Staffing Services   513,095     478,428   1,972,282   1,801,810
Telephone Directory        24,914      25,326      79,351      82,298
Telecommunications
 Services                  28,903      45,047     118,862     139,011
Computer Systems           48,214      45,199     187,930     173,119
Elimination of inter-
 segment sales             (4,906)     (3,776)    (19,972)    (18,619)
                       ----------- ----------- ----------- -----------

Total Net Sales          $610,220    $590,224  $2,338,453  $2,177,619
                       =========== =========== =========== ===========

Income before Minority
 Interest and Income
 Taxes
Segment Operating
 Profit (Loss)
-----------------------
Staffing Services         $23,226     $14,511     $58,799     $31,179
Telephone Directory         5,307       4,684      15,828      14,895
Telecommunications
 Services                  (1,707)        790      (1,168)     (2,429)
Computer Systems            6,815      11,222      28,447      35,801
                       ----------- ----------- ----------- -----------
Total Segment Operating
 Profit                    33,641      31,207     101,906      79,446

General corporate
 expenses                 (10,667)    (12,336)    (43,350)    (38,839)
                       ----------- ----------- ----------- -----------
Total Operating Profit     22,974      18,871      58,556      40,607

Interest income and
 other (expense)           (1,325)     (1,191)     (4,663)     (2,234)
Foreign exchange gain
 (loss) - net                 202        (139)       (505)       (255)
Interest expense             (417)       (443)     (1,819)     (1,825)
                       ----------- ----------- ----------- -----------

Income before Minority
 Interest and Income
 Taxes                    $21,434     $17,098     $51,569     $36,293
                       =========== =========== =========== ===========

                            (Notes Follow)




                   VOLT INFORMATION SCIENCES, INC.
                           AND SUBSIDIARIES
              CONDENSED CONSOLIDATED BALANCE SHEET DATA
                             (Unaudited)

                                            October 29,   October 30,
                                               2006          2005
                                           ------------- -------------
Assets                                       (Dollars in thousands)
 Current Assets
   Cash and cash equivalents,                   $38,481       $61,988
   Restricted cash - Note B                      30,713        26,131
   Short-term investments                         4,709         4,213
   Trade receivables, net -- Note C             390,799       399,677
   Inventories                                   28,735        33,758
   Deferred income taxes                          9,167        10,246
   Prepaid insurance and other assets            37,280        19,788
                                           ------------- -------------
 Total Current Assets                           539,884       555,801

 Property, plant and equipment, net              74,135        83,272
 Deposits and other assets                        2,247         2,102
 Goodwill - Note A                               50,896        32,623
 Other intangible assets, net - Note A           31,959        14,914
                                           ------------- -------------
 Total Assets                                  $699,121      $688,712
                                           ============= =============

Liabilities and Stockholders' Equity
 Current Liabilities
   Notes payable to bank                         $4,639        $6,622
   Current portion of long-term debt                470         2,404
   Accounts payable                             190,431       172,788
   Accrued wages and commissions                 59,387        55,081
   Accrued taxes other than income taxes         20,186        17,586
   Accrued insurance and other accruals          29,241        35,173
   Deferred income and other liabilities         37,519        30,628
   Income taxes payable                           3,626         1,686
                                           ------------- -------------
 Total Current Liabilities                      345,499       321,968

 Accrued insurance                                4,760         1,630
 Long-term debt                                  12,827        13,297
 Deferred income taxes                           10,787        13,358
 Minority interest -- Note A                          -        43,444

 Stockholders' Equity                           325,248       295,015
                                           ------------- -------------
 Total Liabilities and Stockholders' Equity    $699,121      $688,712
                                           ============= =============

                            (Notes Follow)





         VOLT INFORMATION SCIENCES, INC. AND SUBSIDIARIES
           SUMMARY OF RESULTS OF OPERATIONS BY SEGMENT
                          (UNAUDITED)

A - In December 2005, Volt Delta Resources, LLC ("Volt Delta"), the principal business unit of the Computer Systems segment, purchased from Nortel Networks, Inc. ("Nortel Networks") its 24% minority interest in Volt Delta for $62.0 million, including an excess cash distribution of $5.4 million. Nortel Networks had originally purchased its 24% interest in August 2004, and under the terms of the original purchase agreement, each party had a one-year option to cause Nortel Networks to sell and Volt Delta to buy the minority interest for an amount ranging from $25.0 million to $70.0 million, exercisable starting August 2006.

    During the first fiscal quarter of 2006, Volt Delta also purchased Varetis Solutions GmbH ("Varetis Solutions") from varetis AG for $24.8 million. The acquisition provides Volt Delta the resources to focus on the evolving global market for directory information systems and services. Varetis Solutions adds technology in the area of wireless and wireline database management, directory assistance/inquiry automation and wireless handset information delivery to Volt Delta's significant technology portfolio.

    The preliminary allocation of the purchase price of the transactions resulted in $18.3 million of goodwill and $20.8 million of intangible assets in fiscal 2006.

B - Under certain contracts with customers, the Company manages the customers' alternative staffing requirements, including transactions between the customer and other staffing vendors ("associate vendors"). When payments to associate vendors are subject to the receipt of the customers' payment to the Company, the arrangements are considered non-recourse against the Company and revenue, other than management fees to the Company, is excluded from sales. Cash restricted to cover such obligations is segregated from cash and cash equivalents on the October 29, 2006 and October 30, 2005 balance sheets.

C - Under a securitization program, the receivables related to the staffing solutions business of the Company are sold from time-to-time by the Company, through a 100%-owned consolidated special purpose subsidiary to an unaffiliated third party. The outstanding balance of the participation interest sold was $110.0 million and $100.0 million at October 29, 2006 and October 30, 2005, respectively. Accordingly, the trade receivables included on the October 29, 2006 and October 30, 2005 balance sheets have been reduced to reflect the participation interest sold.

D - On December 19, 2006, the Company's Board of Directors authorized and approved a three-for-two stock split in the form of a dividend on the Company's common stock, par value $.10 per share. Shares of common stock will be paid on January 26, 2007, to all stockholders of record as of January 15, 2007.

    CONTACT: Volt Information Sciences, Inc.
             Jack Egan and Ron Kochman, 212-704-2400
             voltinvest@volt.com